EXHIBIT 16

                                                                  EXECUTION COPY




                               NBC UNIVERSAL, INC.



                          REGISTRATION RIGHTS AGREEMENT
                                LETTER AMENDMENT




                                November 7, 2005



Paxson Communications Corporation
601 Clearwater Park Road
West Palm Beach, Florida 33401

Ladies and Gentlemen:

         Reference is made to the Registration Rights Agreement (the "Agreement"), dated as of September 15, 1999, by and between Paxson Communications Corporation (together with its successors and assigns, the "Company") and NBC Universal, Inc. (f/k/a National Broadcasting Company, Inc.) (together with its successors and assigns, the "Investor"). Capitalized terms used but not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

         The Company and the Investor hereby agree to amend the Agreement in accordance with Section 9(b) of the Agreement as follows:

         1. All references in the Agreement to "Warrants" shall be disregarded, it being understood that the Warrants have been cancelled effective as of the date hereof.

         2. All references in the Agreement to "Investment Agreement" shall mean the Amended and Restated Investment Agreement, dated as of the date hereof, by and between the Company and the Investor, as such agreement may be amended, modified or supplemented from time to time.

         3. All references in the Agreement to "Preferred Stock" shall mean the 11% Series B Convertible Exchangeable Preferred Stock of the Company.

         4. The definition of "Registrable Securities" shall be amended to include any shares of Preferred Stock deliverable by the Investor to the transfer agent pursuant to Section 3.6(c)(ii) of the Stockholder Agreement.


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         5. All references in the Agreement to "Stockholder Agreement" shall mean the Amended and Restated Stockholder Agreement, dated as of the date hereof, by and among the Company, certain Company affiliates and the Investor, as such agreement may be amended, modified or supplemented from time to time.

         6. All references in the Agreement to "Call Agreement" shall mean the Call Agreement, dated as of the date hereof, among NBC Palm Beach Investment II, Inc. and the Paxson Stockholders, as such agreement may be amended, modified or supplemented from time to time.

         7. All references in the Agreement to "Call Shares" shall mean the Call Shares as that term is defined in the Call Agreement.

         8. All references in Section 2(a) of the Agreement to "$100,000,000" shall be deleted and replaced with "$25,000,000."

         9. All references in Section 2(a) of the Agreement to "$20,000,000" shall be deleted and replaced with "$5,000,000."

         10. Section 9(c) of the Agreement shall be deleted in its entirety and replaced with the following:

         "(c) Notices. Except as set forth below, all notices and other communications provided for or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telex or telecopier, registered or certified mail (return receipt requested), postage prepaid or courier or overnight delivery service to the Company at the following address and to a Holder at the following address (or at such other address for any party as shall be specified by like notice, provided that notices of a change of address shall be effective only upon receipt thereof):

If to the Company:      Paxson Communications Corporation
                        601 Clearwater Park Road
                        West Palm Beach, Florida  33401
                        Attention: Chief Executive Officer
                        Fax: 561-655-9424

With a copy to:         Holland & Knight LLP
                        222 Lakeview Avenue, Suite 1000
                        West Palm Beach, Florida  33401
                        Attention: David L. Perry
                        Tel: 561-650-8314
                        Fax: 561-850-8399



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

If to the Investor:     NBC Universal, Inc.
                        30 Rockefeller Plaza
                        New York, New York  10112
                        Attention: General Counsel
                        Tel: 212-646-7024
                        Fax: 212-646-4733

With a copy to:         Shearman & Sterling LLP
                        599 Lexington Avenue
                        New York, New York  10022
                        Attention: John A. Marzulli, Jr.
                        Tel: 212-848-8590
                        Fax: 646-848-8590"

         11. Section 9(i) of the Agreement shall be deleted in its entirety and replaced with the following:

         "If one or more provisions of this Agreement or the application thereof to any person or circumstances is determined by a court or agency of competent jurisdiction to violate any law or regulation, including, without limitation, any rule or policy of the Federal Communications Commission, or to be invalid, void or unenforceable to any extent (a "Conflicting Provision"), the Conflicting Provision shall have no further force or effect, but the remainder of this Agreement and the application of the Conflicting Provision to other persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable shall not be affected thereby and shall be enforced to the greatest extent permitted by law, so long as any such violation, invalidity or unenforceability does not change the basic economic or legal positions of the parties. In such event, the parties shall negotiate in good faith such changes in other terms as shall be practicable in order to effect the original intent of the parties."

         Except as otherwise set forth herein, the parties hereto agree that the remaining provisions of the Agreement shall remain in full force and effect.



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

         This Letter Amendment shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that State.



                                        NBC UNIVERSAL, INC.


                                        By: /s/ Robert C. Wright
                                            ------------------------------------
                                            Name:  Robert C. Wright
                                            Title: President and Chief Executive
                                                   Officer

Consented to and acknowledged
as of the above date:


PAXSON COMMUNICATIONS CORPORATION


By: /s/ Dean M. Goodman
    -------------------------------
    Name:  Dean M. Goodman
    Title: President and Chief Operating Officer